EXHIBIT 10.4

AMENDMENT NUMBER 6
TO LICENSE AGREEMENT

This amendment dated as of November 15, 2008 (the “Sixth Amendment”)  further amends the License Agreement dated December 9, 1996, as amended by Amendments Number 1 through 5 thereto (referred to herein as “the Agreement”) by and between Coach, Inc. (“Licensor”) and Movado Group, Inc. (“MGI”) and Swissam Products Limited (“SPL”) as licensees (collectively, “Licensee”).

WHEREAS, the parties desire to make certain additional changes to the Agreement as set forth below:

NOW THEREFORE in consideration of the mutual covenants and the premises set forth herein, the Agreement is hereby amended as follows:

1. Non-Licensor Channels.  Section 1.3 shall be amended and restated as follows:

1.3
“Non-Licensor Channels” shall mean retail outlets and wholesale distributors not controlled by Licensor, including (without limitation) department stores, jewelry store chains, Licensee Special Accounts and Licensee-Affiliated Retailers.

2.          Licensee-Affiliated Retailers. The following language shall be added as Section 1.12 of the Agreement:

1.12 “Licensee-Affiliated Retailer(s)” means any retail store(s) controlled by Licensee.

3. Licensor Approval. Section 8.4 shall be amended and restated as follows:

             8.4  Subject to Paragraph 8.6, Licensee, working closely with Licensor, shall be responsible for the world-wide manufacture and distribution of Licensed Products, provided, however, that Licensee shall not, without the prior written approval of Licensor, which approval shall not be unreasonably withheld or delayed, sell or distribute Licensed Products to any Non-Licensor Channels (including, for the avoidance of doubt and without limitation, Licensee-Affiliated Retailers) that are not Authorized COACH Retailers. The parties acknowledge that from time to time Licensor may approach Licensee to discuss whether particular approved retail outlets and/or Authorized COACH Retailers should remain as approved outlets and/or Authorized COACH Retailers

**  CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED FROM PAGE 2 AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) PUSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (“1934 ACT”)

4 Royalties. Section 11.1 shall be amended and restated as follows:

11.1
Licensee shall pay to Licensor a royalty based on Licensee’s sales of the Licensed Products to all Non-Licensor Channels.  The sales to which the royalty rates will be applied (except for sales to Non-Licensor Channels (non-US), wholesale distributors and Licensee-Affiliated Retailers (as defined below)) shall be based on Wholesale Price as in effect in the United States when such sales are made, and no reduction of the royalty shall be allowed for discounts given off Wholesale Price.

(a)
With respect to Licensee’s sales to Non-Licensor Channels (non-U.S.) and wholesale distributors, the sales to which the royalty rates will be applied shall be based on actual invoice price net of all taxes, duties, freight, insurance and credits for returns actually made, but no deduction shall be made for discounts for cash or prompt payment or for uncollectable accounts.  In the case of sales to any wholesale distributor controlled by Licensee, “actual invoice price” in the previous sentence means the actual invoice price for such Licensed Products when first sold by any such wholesale distributor to any entity not controlled by Licensee.

(b)	For Contract Years 2007 through 2015, the base royalty rate applied to Licensee’s sales shall be * .

(c)	Licensee shall be permitted to sell to Licensee-Affiliated Retailers on the following terms and conditions:

(i)  The base royalty applied to Licensee’s sales of the Licensed Products to Licensee-Affiliated Retailers shall be                    *                                   of the Licensee-Affiliated Retailers’ actual retail sales price for such Licensed Products;

(ii)  No more than   *   of sales of Licensed Products at any full price Licensee-Affiliated Retailer location in any Contract Year shall consist of “retail close-out” products (defined for this purpose as Licensed Products sold  *  for such Licensed Products).  In the event that any such Licensee-Affiliated Retailer location exceeds such maximum, then the royalty rate due and payable to Licensor by Licensee for such Licensed Products shall be equal to three (3) times the normal royalty rate for non-closeout products, which royalty amount shall be in lieu of all other royalties that would otherwise be due on such Licensed Products; and

(iii)  To the extent that Licensed Products delivered to Licensee-Affiliated Retailers are not sold in such stores and are subsequently delivered to another Non-Licensor Channel, then the royalty applied to

*CONFIDENTIAL PORTION OF THIS EXHIBIT OMITTED AND FILED SEPARATELY WITH THE SEC PURSUANT TO RULE 24b-2 OF THE 1934 ACT

such products shall be the royalty applicable to the Non-Licensor Channel through which they are ultimately sold.

5.         Section 11.5 shall be amended and restated as follows:

11.5
Licensee shall make its royalty payments to Licensor on a quarterly basis, together with a statement setting forth the quarterly sales of the Licensed Products to Non-Licensor Channels and by Licensee-Affiliated Retailers, said payments and statements being due no later than thirty (30) days following the end of each Contract Year quarter. All royalty payments shall be made in U.S. Dollars. Except as provided in paragraph 11.4, Licensee shall not pay royalties on its sale of Licensed Products to Licensor Channels.

6.         The first sentence of Section 13.2(b) shall be amended and restated as follows:

13.2(b) Within ninety (90) days following the end of each Contract Year of this Agreement, and within ninety (90) days after the termination of this Agreement, Licensee shall deliver to Licensor a statement signed by an authorized officer of Licensee reporting actual sales of the Licensed Products to Non-Licensor Channels and by Licensee-Affiliated Retailers (based on the applicable U.S. Wholesale Price, invoice price or actual retail sales price pursuant to Section 11.1 herein), royalties due, royalties paid and advertising expenditures during the preceding Contract Year.

7.        Except as set forth in this Sixth Amendment, the Agreement shall remain in full  force and effect.

8. This Sixth Amendment may be signed by the parties duly executing counterpart originals.

IN WITNESS WHEREOF, the parties have caused this Sixth Amendment to be executed by their authorized officers and to become effective as of the date first above written.

COACH, INC.

By:	/s/ Todd Kahn
Name: Todd Kahn
Title: SVP & General Counsel

SWISSAM PRODUCTS LIMITED                                                                           MOVADO GROUP, INC.

By: /s/ Timothy F. Michno By: /s/ Timothy F. Michno
Name: Timothy F. Michno	Name: Timothy F. Michno
Title: Director/ General Counsel	Title: General Counsel